August 30, 2005

via U.S. mail and facsimile

Toni Perazzo, Chief Financial Officer
AeroCentury Corp.
1440 Chapin Ave.
Suite 310
Burlingame, CA 94010

	RE:	Form 10-KSB for the Fiscal Year ended December 31, 2004
		File No. 1-3387


Dear Ms. Perazzo:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Nili Shah
Accounting Branch Chief


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Mr. Gary T. Steele
March 9, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE